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                                                                    Exhibit 11.1


                                  VERITY, INC.

           STATEMENT OF COMPUTATION OF NET INCOME AND LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                     THREE MONTHS ENDED        SIX MONTHS ENDED
                                                        NOVEMBER 30,             NOVEMBER 30,
                                                     -------------------     --------------------
                                                      1995        1996        1995         1996
                                                     -------     -------     -------     --------
Primary and Fully Diluted:
  Weighted average common shares outstanding for
     the period....................................    6,316      10,814       4,069       10,779
  Common equivalent shares pursuant to Staff
     Accounting Bulletin No. 83....................       --          --       1,118           --
  Common equivalent shares from dilutive stock
     options.......................................       --         607          --           --
                                                     --------    --------    --------    --------
Shares used in per share calculation...............    6,316      11,421       5,187       10,779
                                                     ========    ========    ========    ========
Net income (loss) before accretion.................  $  (338)    $   222     $  (774)    $ (1,061)
Accretion to redemption value of mandatorily
  redeemable preferred stock.......................     (193)         --        (611)          --
                                                     --------    --------    --------    --------
Net income (loss) applicable to common
  stockholders.....................................  $  (531)    $   222     $(1,385)    $ (1,061)
                                                     ========    ========    ========    ========
Net income (loss) per share........................  $ (0.08)    $  0.02     $ (0.27)    $  (0.10)
                                                     ========    ========    ========    ========
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